Exhibit 99.1

VIGGLE RECEIVES PROPOSAL FROM ROBERT F.X. SILLERMAN TO ACQUIRE 25% INTEREST IN THE COMPANY’S WETPAINT BUSINESS

NEW YORK - March 20, 2015 - Viggle (Nasdaq: VGGL) has confirmed that it has received a proposal from Robert F.X. Sillerman, its founder, executive chairman and chief executive officer, for the acquisition of a 25% interest in the company’s Wetpaint business for an aggregate consideration of $10 million in cash.

Viggle Inc. is a mobile and web-based entertainment marketing platform for media companies, brands and consumers. Wetpaint.com, a property of Viggle, is an entertainment web destination that targets the 18-to-34 female demographic. Wetpaint currently has a combined social reach of approximately ten million total fans and approximately 16 million monthly unique visitors and 71 million monthly page views.

According to Mr. Sillerman’s proposal, he has offered to pay Viggle $10 million in cash consideration for a 25% interest in the Wetpaint business. His proposal further provides for him to receive an option to acquire within 24 months the remaining 75% of the WetPaint business for $40 million, payable by a minimum of $20 million in cash and the balance through the issuance of a 5 year note bearing interest at 6% per annum.

Mr. Sillerman’s proposal is subject to receipt of all necessary approvals of the Viggle Board and any Special Committee formed for the purpose of evaluating the proposal, and the execution of a mutually agreeable stock purchase agreement. The proposal also provides that any transaction would be subject to customary closing conditions.

Viggle’s Board of Directors expects to form a Special Committee of independent directors to evaluate the proposal from Mr. Sillerman.

About Viggle Inc.

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle Platform had an average monthly total reach of 26 million for the three months ended December 2014, including over 7.9 million Viggle registered users. Since its launch, Viggle members have redeemed over $22 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Forward Looking Statement

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any

Exhibit 99.1

forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Editor’s Note: Wetpaint’s combined social reach means the cumulative number of times fans have liked Wetpaint pages on Facebook and followed Wetpaint pages on Twitter.

Contact:

Investors:
IRTH Communications
Robert Haag, 866-976-4784
VGGL@irthcommunications.com
or
Investor Relations:
Viggle Inc.
John C. Small, 646-738-3220
CFO
john@viggle.com
or
Media:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com